EXHIBIT 10.T




                          THE DIAL CORP

               DIRECTOR'S CHARITABLE AWARD PROGRAM


1.   PURPOSE OF THE PROGRAM.

     The Dial Corp Director's Charitable Award Program (the "Program") allows each eligible Director of The Dial Corp (the "Corporation") to recommend that the Corporation make a donation of $1,000,000 to the eligible tax-exempt organization(s) (the "Donee(s)") selected by the Director, with the donation to be made, in the Director's name, in ten equal annual installments, with the first installment to be made as soon as is practicable after the Director's death. The purpose of the Program is to recognize the interest of the Corporation and its Directors in supporting worthy educational institutions and other charitable organizations.

2.   ELIGIBILITY.

     All persons serving as Directors of the Corporation as of February 15, 1995, shall be eligible to participate in the Program. All Directors who join the Corporation's Board of Directors after that date shall be immediately eligible to participate in the Program upon election to the Board.

3.   RECOMMENDATION OF DONATION.

     When a Director becomes eligible to participate in the Program, he or she shall make a written recommendation to the Corporation, on a form approved by the Corporation for this purpose, designating the Donee(s) which he or she intends to be the recipient(s) of the Corporation donation to be made on his or her behalf. Unless he or she elects to make the recommendation irrevocable, a Director may revise or revoke any such recommendation prior to his or her death by signing a new recommendation form and submitting it to the Corporation.

4.   AMOUNT AND TIMING OF DONATION.

     Each eligible Director may choose one organization to receive a corporate donation of $1,000,000, or two or more organizations to receive donations aggregating $1,000,000. Each recommended organization must be recommended to receive a donation of at least $100,000. The donation will be made by the Corporation in ten equal annual installments, with the first installment to be made as soon as is practicable after the Director's death. If a Director recommends more than one organization to receive a donation, each will receive a prorated portion of each annual installment. Each annual installment payment will be divided among the recommended organizations in the same proportions as the total donation amount has been allocated among the organizations by the Director.

5.   DONEES.

     In order to be eligible to receive a donation, a recommended organization must initially, and at the time a donation is to be made, qualify to receive tax-deductible donations under the Internal Revenue Code, and be reviewed and approved by the Corporate Contributions Committee. A recommendation will be approved unless it is determined, in the exercise of good faith judgment, that a donation to the organization would be detrimental to the best interests of the Corporation. A Director's private foundation or a donor advised fund in a community fund (or a similar entity) is not eligible to receive donations under the Program. If an organization recommended by a Director ceases to qualify as a Donee, and if the Director does not submit a form to change the recommendation before his or her death, the amount recommended to be donated to the organization will instead be donated to the Director's remaining recommended qualified Donee(s) on a prorated basis. If none of the recommended organizations qualify, the donation will be made to the organization(s) selected by the Corporation.

6.   VESTING.

     A Director will be vested in the Program when he or she completes five years of Board service, or in the event (a) he or she dies or becomes disabled while serving as a Director, (b) if not an employee of the Corporation, he or she retires at the mandatory retirement age for non-employee directors, (c) if an employee of the Corporation, he or she retires on or after his or her normal retirement date, or
     (d) there is a Change of Control of the Corporation. For persons serving as Directors on February 15, 1995, Board service prior to that date will count as vesting service.
     If a Director terminates Board service (other than due to death, disability or mandatory retirement) before becoming vested, no donation will be made on his or her behalf.

7.   FUNDING AND PROGRAM ASSETS.

     The Corporation may fund the Program or it may choose not to fund the Program. If the Corporation elects to fund the Program in any manner, neither the Directors nor their recommended Donee(s) shall have any rights or interests in any assets of the Corporation identified for such purpose. Nothing contained in the Program shall create, or be deemed to create, a trust, actual or constructive, for the benefit of a Director or any Donee recommended by a Director to receive a donation, or shall give, or be deemed to give, any Director or recommended Donee any interest in any assets of the Program or the Corporation. If the Corporation elects to fund the Program through life insurance policies, a participating Director agrees to cooperate and fulfill the enrollment requirements necessary to obtain insurance on his or her life.

8.   AMENDMENT OR TERMINATION.

     The Board of Directors of the Corporation may, at any time, without the consent of the Directors participating in the Program, amend, suspend, or terminate the Program. However, once a Director becomes vested in the Program, the Program may not be amended, suspended or terminated with respect to such Director without his or her consent; provided, the Board can elect, unless a change of control of the Corporation has occurred, to terminate the Program with respect to any Director whose Board service is terminated as a result of a felony conviction, or a conviction of a crime involving moral turpitude, fraud or dishonesty, whether or not he or she is vested.

9.   ADMINISTRATION.

     The Program shall be administered by the Executive Compensation Committee of the Board of Directors of the Corporation. The Committee shall have plenary authority in its discretion, but subject to the provisions of the Program, to prescribe, amend, and rescind rules, regulations and procedures relating to the Program. The determinations of the Committee on the foregoing matters shall be conclusive and binding on all interested parties.

10.  CHANGE OF CONTROL.

     If there is a Change of Control of the Corporation, all participants serving as Directors at the time of the Change of Control shall become immediately vested in the Program, and, notwithstanding the provisions of Section 8, the Program shall not thereafter be amended or terminated with respect to any person participating in the Program at the time of the Change of Control. For the purpose of the Program, the term "Change of Control" shall have the same meaning as is defined for that term in The Dial Corp 1992 Stock Incentive Plan.

11.  GOVERNING LAW.

     The Program shall be construed and enforced according to the laws of State of Arizona, and all provisions thereof shall be administered according to the laws of said state.

12.  EFFECTIVE DATE.

     The Program effective date is February 15, 1995. The recommendation of a Director will not be effective until he or she completes the Program enrollment requirements.